Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Applied DNA Sciences, Inc. on the Amendment to Form S-3 (File No. 333-214920) of our report dated December 6, 2016, with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

December 6, 2016